Exhibit (d)(1)(iii)

1290 FUNDS

AMENDMENT NO. 3

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3, effective as of August 19, 2022 (“Amendment No. 3”) to the Amended and Restated Investment Advisory Agreement, dated as of July 16, 2020 (the “Agreement”), between 1290 Funds, a Delaware statutory trust (the “Trust”), and Equitable Investment Management Group, LLC, a limited liability company organized in the State of Delaware (“Adviser”).

WHEREAS, the Trust and EIM desire to update the Agreement to modify the compensation paid to the Adviser with respect to the 1290 DoubleLine Dynamic Allocation Fund (the “Fund”) and change the name of the Fund to 1290 Loomis Sayles Multi-Asset Income Fund, effective August 19, 2022;

NOW THEREFORE, the Trust and EIM agree to modify and amend the Agreement as follows:

1.

Appendix A: Appendix A to the Agreement, which sets forth the Funds of the Trust for which the Adviser is appointed investment adviser is hereby replaced in its entirety by Appendix A attached hereto; and

2.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to the Adviser with respect to each Fund is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh		Michal Levy
	Chief Financial Officer and Treasurer		President and Chief Operating Officer

APPENDIX A

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Funds

1290 Diversified Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund (fka, 1290 DoubleLine Dynamic Allocation Fund)

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

APPENDIX B

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

	(as a percentage of net assets)
Fund	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
1290 Essex Small Cap Growth	0.750%	0.700%	0.675%	0.650%	0.625%
1290 GAMCO Small/Mid Cap Value	0.750%	0.700%	0.675%	0.650%	0.625%
1290 Loomis Sayles Multi-Asset Income Fund (fka, 1290 DoubleLine Dynamic Allocation)	0.650%	0.600%	0.575%	0.550%	0.525%
1290 SmartBeta Equity	0.700%	0.650%	0.625%	0.600%	0.575%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Thereafter
1290 High Yield Bond	0.600%	0.580%	0.560%
1290 Diversified Bond	0.600%	0.580%	0.560%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Next $2 Billion	Thereafter
1290 Multi-Alternative Strategies	0.500%	0.490%	0.480%	0.470%

(as a percentage of net assets)
Fund
1290 Retirement 2020 Fund	0.500%
1290 Retirement 2025 Fund	0.500%
1290 Retirement 2030 Fund	0.500%
1290 Retirement 2035 Fund	0.500%
1290 Retirement 2040 Fund	0.500%
1290 Retirement 2045 Fund	0.500%
1290 Retirement 2050 Fund	0.500%
1290 Retirement 2055 Fund	0.500%
1290 Retirement 2060 Fund	0.500%